Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Unisys Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Notes #	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Registrant's 2024 Long-Term Incentive and Equity Compensation Plan	Rule 457(h)	3,900,000	$2.630	$10,257,000.00	0.00013810	$1,416.49
	Total Offering Amounts							$1,416.49
	Total Fee Offsets							—
	Net Fee Due							$1,416.49

1    Represents the additional shares of common stock $0.01 par value per share (“Common Stock”) of Unisys Corporation (the “Registrant”) reserved for issuance under the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended (the "Plan"). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of the Registrant's Common Stock that become issuable under the Plan as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments,
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on August 26, 2026 (rounded to the nearest cent).

Table 2: Fee Offset Claims and Sources
Not applicable.